Exhibit 99.1
FOR IMMEDIATE RELEASE
Plexus Announces Q2 Revenue of $360 Million and EPS of $0.22
Initiates Q3 Revenue Guidance of $365 — $375 Million and
Re-Sets Full Year Revenue Growth Target
NEENAH, WI, April 25, 2007 — Plexus Corp. (Nasdaq: PLXS) today announced results for its fiscal second quarter and provided forward-looking guidance for its fiscal third quarter and its full fiscal year 2007.
•	Q2 ‘07 Results: Revenue for the fiscal 2nd quarter ended March 31, 2007 was $360 million with diluted GAAP EPS of $0.22, including $0.02 per share of stock option expense.

•	Q3 ‘07 Guidance: The Company established fiscal 3rd quarter revenue guidance of $365 to $375 million with EPS, excluding any restructuring charges, in the range of $0.25 to $0.30, including approximately $0.03 per share of stock option expense.

•	FY ‘07 Target: Plexus revised its full fiscal year revenue growth target to 6% to 8% over fiscal 2006.
Dean Foate, President and CEO, commented, “From a revenue perspective Q2 was better than we had anticipated with the Wireline/Networking and Medical sectors outperforming previous expectations. Looking forward we are expecting sequential growth in the back half of the year to be fueled primarily by the Wireline/Networking and Defense/Security/Aerospace sectors. Late in the second quarter we received follow-on purchase orders for a large defense program. We expect to deliver the bulk of these orders in Q4.”
Gordon Bitter, Chief Financial Officer, added, “Profitability in Q2 was substantially better than projected, as higher revenues and aggressively implemented cost controls helped achieve better than expected operating efficiencies. Unfortunately, we wrote down $5.9 million (pre-tax) of inventory purchased during the quarter due to financial concerns about a late-stage development customer.”
Foate concluded, “Plexus continues to be a solid execution engine for our customers. We are well positioned to service our target market sectors, and focused on delivering long-term value to our shareholders.”
Plexus provides non-GAAP supplemental information. These non-GAAP income statements exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring costs, as well as the establishment or reduction of the valuation allowance for deferred tax assets. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached accompanying reconciliations of the GAAP net income and EPS to the non-GAAP supplemental data.
(continues)

SECTOR BREAKOUT
Plexus reports revenue based on the industry sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Industry	Q2 – Fiscal 2007	Q1 – Fiscal 2007
Wireline/Networking	45%	42%
Wireless Infrastructure	8%	9%
Medical	25%	27%
Industrial/Commercial	16%	16%
Defense/Security/Aerospace	6%	6%
FISCAL Q2 HIGHLIGHTS
•	Top 10 customers comprised 59% of sales during the quarter, down 1 percentage point from the previous quarter.

•	Juniper Networks Inc., with 19% of sales, and General Electric Corp., with 10% of sales, were the only customers representing 10% or more of revenues for the quarter.

•	Cash flow provided by operations was approximately $11.0 million for the quarter.

•	Capital expenditures for the quarter were $16.2 million.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q2 – Fiscal 2007	Q1 – Fiscal 2007
Days in Accounts Receivable	49 Days	46 Days
Days in Inventory	68 Days	63 Days
Days in Accounts Payable	(54) Days	(51) Days
Annualized Cash Cycle	63 Days	58 Days
Conference Call/Webcast and Replay Information

What:	Plexus Corp.’s Fiscal Q2 Earnings Conference Call

When:	Thursday, April 26th at 8:30 a.m. Eastern Time

Where:	800-514-0843 or 973-935-8412 with conference ID: 8600895 http://www.videonewswire.com/PLXS/042607/index.html (requires Windows Media Player)

Replay:	The call will be archived until May 3, 2007 at noon Eastern Time http://www.videonewswire.com/PLXS/042607/index.html or via telephone replay at 877-519-4471 or 973-341-3080 PIN: 8600895
For further information, please contact:
Kristian Talvitie, Vice President – Marketing, Branding and Communications
920-969-6160 or kristian.talvitie@plexus.com
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About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders in the defense industry; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our planned expansions in Asia; the adequacy of restructuring and similar charges as compared to actual expenses; possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006
Net sales	$360,175	$337,911	$741,010	$666,217
Cost of sales	328,533	300,870	669,713	597,901

Gross profit	31,642	37,041	71,297	68,316

Operating expenses:
Selling and administrative expenses	20,572	19,301	40,918	36,530
Restructuring costs	419	—	932	—

	20,991	19,301	41,850	36,530

Operating income	10,651	17,740	29,447	31,786

Other income (expense):
Interest expense	(761)	(1,001)	(1,686)	(1,831)
Interest income	2,153	1,453	4,464	2,573
Miscellaneous income (expense)	(82)	345	(631)	19

Income before income taxes	11,961	18,537	31,594	32,547

Income tax expense	1,803	—	6,319	253

Net income	$10,158	$18,537	$25,275	$32,294

Earnings per share:
Basic	$0.22	$0.42	$0.55	$0.73

Diluted	$0.22	$0.40	$0.54	$0.71

Weighted average shares outstanding:
Basic	46,296	44,633	46,269	44,265

Diluted	46,601	46,347	46,698	45,760

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006
Net income — GAAP	$10,158	$18,537	$25,275	$32,294

Add income tax expense	1,803	—	6,319	253

Income before income taxes — GAAP	11,961	18,537	31,594	32,547

Add: Restructuring costs*	419	—	932	—

Income before income taxes and excluding restructuring costs — Non-GAAP	12,380	18,537	32,526	32,547

Income tax expense — Non-GAAP	1,866	—	6,505	253

Net income — Non-GAAP	$10,514	$18,537	$26,021	$32,294

Earnings per share — Non-GAAP:
Basic	$0.23	$0.42	$0.56	$0.73

Diluted	$0.23	$0.40	$0.56	$0.71

Weighted average shares outstanding:
Basic	46,296	44,633	46,269	44,265

Diluted	46,601	46,347	46,698	45,760

* Summary of restructuring costs

Restructuring costs:
Lease exit costs and other	$—	$—	$—	$—
Asset impairments	—	—	—	—
Severance costs	419	—	932	—

Total restructuring costs	$419	$—	$932	$—

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 31,	September 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$132,706	$164,912
Short-term investments	45,000	30,000
Accounts receivable	194,442	209,737
Inventories	244,129	224,342
Deferred income taxes	10,378	10,232
Prepaid expenses and other	7,477	6,226

Total current assets	634,132	645,449

Property, plant and equipment, net	149,907	134,437
Goodwill, net	7,783	7,400
Deferred income taxes	4,606	4,542
Other	11,440	9,634

Total assets	$807,868	$801,462

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$1,643	$997
Accounts payable	192,744	215,332
Customer deposits	7,601	7,091
Accrued liabilities:
Salaries and wages	22,850	33,153
Other	30,022	29,808

Total current liabilities	254,860	286,381

Capital lease obligations	25,551	25,653
Other liabilities	9,434	7,861

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 46,328 and 46,217 shares issued and outstanding, respectively	463	462
Additional paid-in-capital	322,762	312,785
Retained earnings	184,143	158,868
Accumulated other comprehensive income	10,655	9,452

Total shareholders’ equity	518,023	481,567

Total liabilities and shareholders’ equity	$807,868	$801,462

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